RULE 22C-2 AGREEMENT
This AGREEMENT, dated March 15, 2007, is effective as of the 16th day of October, 2007, between ING Funds Services, LLC (the "IFS") as administrator for each of the funds listed on the attached Schedule A (the "ING Funds") and Hartford Life Insurance Company and Hartford Life and Annuity Insurance Company (individually an "Intermediary" and collectively the "Intermediaries").
WHEREAS, both parties desire to execute this Agreement in compliance with the requirements of Rule 22c-2 of the Investment Company Act of 1940 ("40 Act"), as amended ("Rule 22c-2"); and
NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, IFS and the Intermediary hereby agree as follows:
A.    Agreement to Provide Shareholder Information.
1.    Each Intermediary agrees to provide the IFS, upon written request, the following shareholder information ("Shareholder Information") for each Fund listed in Schedule A:
a.the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number (`ITIN") or other government-issued identifier ("GII") of any or all Shareholders of the account;
b.the amount and dates of, and the Variable Product(s) associated with, such shareholder purchases, redemptions, transfers and exchanges;
c.the name or other identifier of any investment professional(s) associated with the Shareholder(s) account when available
d.the individual Contract number or participant account number associated with the Shareholder; and
e.Any other data mutually agreed upon in writing.
Unless otherwise specifically requested by IFS, this Section A shall be understood to require Intermediary to provide only Shareholder Information relating to Shareholder-Initiated Transfer Purchases and Shareholder-Initiated Transfer Redemptions.
All requests must contain the relevant fund account number, CUSIP, trade amount and date. Requests must be made through NSCC's standard automated facility or sent to us directly via e-mail at 22c2Operations@HartfordLife.com, or such other address Intermediary may communicate to IFS in writing from time to time.
B.    Form of and Period Covered by a Request.
IFS agrees to provide to the Intermediary a written request including the TIN, if known, or any other identifying factor that would provide assistance in determining the identity of the Shareholder(s). Requests to provide such information shall set forth the specific period for which transaction information is sought, not to exceed 90 calendar days from the date of the request for which Shareholder Information is sought. IFS shall not request Shareholder Information more frequently than monthly, or older than 90 calendar days from the date of the request, except as IFS or the Fund deems reasonably necessary to investigate compliance with Fund Policies.
C.Form and Timing of Response.
The Intermediary agrees to provide promptly the requested information specified in Section A. If requested by IFS, Intermediary agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specific in Section A is itself a financial intermediary ("indirect intermediary") and promptly either (i) provide (or arrange to have provided) the information set forth in Section A for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities administered by IFS. Intermediary shall promptly inform IFS whether it plans to provide such information or restrict trading. A response required by this paragraph must be in writing and in a mutually agreed upon format. To the extent practical, the format for any transaction information provided should be consistent with the NSCC Standardized Data Reporting Format.
D.Agreement to Restrict Trading.
The Intermediary agrees to execute written instructions from IFS to restrict or prohibit further purchases or exchanges of Fund shares by a Shareholder who has been identified by IFS as having engaged in violations of the Fund's frequent trading policy. Instructions must include specific restriction(s) to be executed, including the length of time such restriction shall remain in place, and an identifying number for the Shareholder(s) or account(s) or other agreed upon identifying information to which the instructions relate. Unless IFS specifically direct Intermediary otherwise, such restrictions and prohibitions shall apply only to Shareholder-Initiated Transfer Purchases and Shareholder-Initiated Transfer Redemptions
The Intermediary agrees to execute instruction to restrict trading as soon as reasonably practical, but not later than ten (10) business days after receipt of such instructions.
The Intermediary will provide written confirmation to IFS that instructions from the Fund to restrict trading have been executed. Intermediary will provide such confirmation as soon as reasonably practical, but not later that ten (10) business days after instructions have been executed.

E.Limitation on Use of Information.
IFS agrees that IFS shall not use the Shareholder Information received pursuant to this Agreement for any purpose other than to comply with Rule 22c-2. IFS and its affiliates shall observe applicable state and federal privacy laws, rules and regulations with respect to Confidential Information. IFS shall safeguard all Confidential Information and promptly notify us of any voluntary or involuntary dissemination thereof. Neither IFS nor any of IFS' affiliates or subsidiaries may use any information provided pursuant to this Agreement for marketing or solicitation purposes.
F.Definitions
The term "Fund" is any open-end mutual fund administered by IFS and includes the fund's principal underwriter and transfer agent. The term does not include any "excepted funds" as defined in Rule 22c-2(b).
The term "Contract" or Variable Product means a variable annuity contract, variable life insurance policy or variable funding agreement issued through an insurance company separate account sponsored or administered by Intermediary.
The term "Fund Policies" means policies established by the Fund and communicated to Intermediary in writing for the purpose of eliminating or reducing potentially harmful market timing or frequent trading in shares of the Fund as described in the Fund's prospectus or statement of additional information as amended from time to time. This term "Fund" does not include any "excepted funds" as defined in Rule 22c-2(b), 17 C.F.R. 270.22c-2(b).
The term "Shares" means the interest of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 40 Act that are held by the Intermediary.
The Term "Shareholder" means the beneficial owner of Shares, whether the Shares are held directly or by the intermediary in nominee name.
The term "Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to contractual or systematic programs or enrollments such as transfers of assets within a Contract to a Fund as a result of "dollar cost averaging" programs, asset allocation programs and automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) a step-up (or comparable benefit) in Contract value (or comparable benefit base) pursuant to a Contract death benefit or guaranteed minimum withdrawal benefit; or (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, or retirement plan salary reduction contributions, or planned premium payments to the Contract.
The term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to contractual or systematic programs or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, roans, systematic withdrawal programs, asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of the payment of a death benefit from a Contract.

The term "written" means any communication other than an oral communication transmitted in paper, electronically or by facsimile.
Hartford Life Insurance Company        ING Funds Services, LLC
Hartford Life and Annuity Insurance Company

    /s/            /s/
Authorized Officer Signature        Authorized Officer Signature

Jamie Ohl, Vice President        Robert S. Naka, EVP
Name and Title of Signing Officer        Name and Title of Signing Officer

Schedule A
ING JP Morgan Emerging Equity Markets ING Global Resources